Exhibit 10.3

September 19, 2019

Aron M. Knickerbocker

VIA EMAIL DELIVERY

Re:Separation Agreement

Dear Aron:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Five Prime Therapeutics, Inc. (the “Company”) is offering to you in connection with your employment transition.

1.Separation.

(a)This will confirm that you have resigned as President and Chief Executive Officer of the Company, as a member of the Board of Directors of the Company, and from all other positions you hold with the Company, with such resignations to become effective on September 19, 2019 (the “Separation Date”), and the Company has accepted your resignations.  Accordingly, as of the Separation Date, you will cease to be employed as or to hold any other roles or positions with the Company.  You will provide the Company with separate written letters of resignations confirming the same if and as requested by the Board.

(b)On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  At the same time, the Company will also pay you any accrued but unused amounts withheld from your salary, through the Separation Date, for purchase of Company stock under the Company’s Employee Stock Purchase Plan.  You are entitled to these payments regardless of whether or not you sign this Agreement.

2.Severance Benefits.  If you timely sign and return this Agreement, allow the releases set forth herein to become effective, and remain in compliance with all of your legal and contractual obligations to the Company, then in full satisfaction of the Company’s obligations under the Executive Severance Benefits Agreement between you and the Company dated December 30, 2009 (as amended by the Amendment No. 1 to the Executive Severance Benefits Agreement dated December 5, 2012 and the Amendment No. 2 to the Executive Severance Benefits Agreement dated January 1, 2018) (collectively, the “Executive Severance Benefits Agreement”), the Company will provide you with the following severance benefits:

3.Severance Pay.  The Company will make cash severance payments to you equal in aggregate to (i) your base salary in effect as of the Separation Date, which is $515,000, and (ii) your annual cash target bonus in effect as of the Separation Date, which is $257,500 ((i) and (ii) together, the “Severance Pay”).  The Company will pay the Severance Pay in 24 equal installments of $32,187.50 each over a 12-month period following the Effective Date on the Company’s regular payroll schedule, with the first payment occurring on the first regularly scheduled payday no earlier than one week after the Effective Date (as defined herein). The Severance Pay shall be subject to standard payroll deductions and withholdings.

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(a)Paid COBRA.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) 12 months from the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

(b)Equity Acceleration.  Notwithstanding the terms of any agreements governing the equity awards the Company awarded to you, effective as of the Separation Date, the Company will accelerate the vesting of your outstanding equity awards such that 50% of the (i) unvested options to purchase shares of common stock of the Company (“Shares”) you hold will be deemed vested and exercisable as of the Separation Date and (ii) unvested restricted Shares you hold will be deemed vested and no longer subject to forfeiture as of the Separation Date.  Except as modified by this Section 2(c) and Section 2(e) below, all of your equity awards shall continue to be governed by the terms of the governing grant or award agreements with the Company and the applicable equity incentive plan. A table reflecting the acceleration of your outstanding equity awards is attached hereto as Exhibit A.

(c)Pro-rated 2019 Annual Bonus.  In addition to the above severance benefits, although the Company has no obligation to provide any additional benefits, if you timely sign and return this Agreement, allow the releases set forth herein to become effective, and remain in compliance with all of your legal and contractual obligations to the Company, then the Company will allow you to remain eligible for a 2019 performance bonus, pro-rated to reflect your service to the Company from January through September 2019 (i.e., 75%).  The Compensation and Management Development Committee of the Board of Directors will determine, in good faith, using the same criteria applicable to other senior executives, your 2019 performance bonus when it determines bonuses for all of the senior executives at the Company (expected to occur in February 2020), and the Company will pay you any pro-rated bonus for 2019 that the Company awards, less deductions and withholdings, by no later than March 15, 2020.

(d)Extended Option Exercise Periods.  As an additional severance benefit, the Company will extend the exercise periods applicable to any and all vested options to purchase Shares you hold as of the Separation Date, including any Shares as to which vesting was accelerated under this Agreement (the “Vested Options”), so that you will have until December 31, 2020 to exercise the Vested Options.  This extended exercise period will, 90 days after the Separation Date, convert any of Vested Options that are incentive stock options (“ISOs”) and “in the money” (i.e. such Vested Options have a per Share exercise price less than

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the current fair market value of a Share) into non-qualified stock options, and will cause any of the other Vested Options that are ISOs (i.e. ISOs with a per share exercise price equal to or greater than the current fair market value of a Share) to be treated as newly granted for purposes of the ISO holding periods. Except as set forth herein, the Company makes no representations regarding any financial, tax or other impact this extended exercise period may have on the Vested Options, and you are advised to seek independent advice about such matters.

4.Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested rights you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  You further acknowledge and agree that upon receipt of the benefits provided herein, you will have received all severance benefits to which you are entitled, whether under the Executive Severance Benefits Agreement or otherwise.  Following the Separation Date, the Company will, in all respects, continue to comply with and be bound by the Indemnification Agreement between the parties, dated as of September 16, 2013 (the “Indemnification Agreement”), attached hereto as Exhibit B.

5.Expense Reimbursements.  You agree that within 30 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

6.Return of Company Property.  On September 20, 2019, you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control.  You agree to make a diligent search to locate any such documents, property and information within the timeframe referenced above.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  Notwithstanding the above or any provision in any other agreement between you and the Company, including the CIAA, following the Separation Date you may retain, in hardcopy and/or electronic format, and use the Microsoft Outlook Contacts and similar contact information maintained by you as of the Separation Date and may also continue to maintain and use any personal or professional profile, accounts or contacts contained on any LinkedIn, Facebook or other social media site or system maintained by you as of the Separation Date.  In addition, the Company consents to your continued retention and use following the Separation Date of the Apple iPhone XS mobile device (serial no. [          ]) (“iPhone XS”) provided to you for use during your employment with the Company and, in further consideration of your promises and covenants in this Agreement, hereby transfers to you any and all right, title and interest the iPhone XS as of the Separation Date; provided, however,

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that you shall cooperate with the Company’s IT Department to ensure that all Company data is removed from the phone.  The Company also agrees to transfer to you the phone number currently associated with the iPhone XS ([           ]) and will reasonably assist you, as necessary, in transferring the phone number to your name.   Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

7.Proprietary Information Obligations.  You acknowledge your continuing obligations under your Employee Confidentiality and Inventions Assignment Agreement, dated September 3, 2009 (“CIAA”), including your obligations not to use or disclose any confidential or proprietary information of the Company and all other restrictive covenants between you and the Company that remain applicable following the Separation Date.  A copy of the CIAA is attached hereto as Exhibit C.  Notwithstanding anything in the CIAA or any other agreement between you and the Company: (a) as used in the CIAA “Confidential Information” shall not include any information that:  (1) is or becomes generally used in the industry or publicly available through lawful means and absent any wrongful conduct by you; (2) was known by you or lawfully in your possession prior to employment with the Company; or (3) was independently developed or lawfully disclosed to you by a third party that is unrelated to the Company and is not bound by obligations of confidentiality to the Company with respect thereto; and (b) nothing prohibits use of general recruiting advertisements or search firm services which are not targeted at any specific employee, consultant or independent contractor of the Company.

8.Mutual Nondisparagement.  You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations.  Likewise, the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your personal or business reputations or relationships.  Notwithstanding the foregoing, nothing in this Agreement or any other agreement between the parties prohibits you or the Company from responding accurately and fully to any request for information or disclosure of documents if required by law, court order, subpoena or other legal process, in any criminal, civil, or regulatory proceeding or investigation, or in any legal dispute between the parties. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain the parties in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  You and the Company will mutually agree, in advance, on a public statement, as set forth in Exhibit D attached hereto, to be included in the press release regarding your departure from the Company to be issued on September 19, 2019.  You will direct any future requests for an employment reference or verification of your employment with the Company to the Company’s most senior Human Resources official and, in response to any such request, the Company’s most senior Human Resources official will disclose only your dates of employment, last position held and the contents of Exhibit D.

9.No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any

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kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law), as part of a government investigation or as otherwise permitted under Section 7 herein.  In addition, upon reasonable request, you agree to voluntarily and reasonably cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.  Within 30 days after your submission of supporting documentation, the Company will reimburse you for any reasonable and necessary out-of-pocket expenses you may incur for travel or otherwise in complying with the cooperation provisions in this Section.

10.No Admissions.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.Release of Claims.

(a)General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities,  and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the

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consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims, under the ADEA or otherwise, that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have 21 days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven days following the date you sign this Agreement to revoke this Agreement (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).

(d)Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification, and/or contribution, advancement or payment of related expenses you may have pursuant to the Indemnification Agreement, the Company’s Bylaws and/or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any rights you may have to any insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (iv) any rights you may have as a shareholder of the Company; and (v) any claims for breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Governmental Agency.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

12.Taxes.  The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid

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adverse taxation under Section 409A. If either you or the Company reasonably determines that any payment or benefit provided to you under this Agreement or otherwise will violate Section 409A, you and the Company will use best efforts to restructure the payment or benefit in a manner that is either exempt from or compliant with Section 409A.  You and the Company will execute any and all amendments to this Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A.  If it is determined that a payment under this Agreement or otherwise was (or may be) made in violation of Section 409A, the Company will cooperate reasonably with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to you.

13.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

14.Miscellaneous.  This Agreement, including Exhibits A through D , constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.

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If this Agreement is acceptable to you, please sign below and return the original to me within 21 days.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

Sincerely,

Five Prime Therapeutics, Inc.

By:  /s Francis Sarena

Francis Sarena

Chief Strategy Officer and Secretary

Exhibit A – Table of Equity Acceleration

Exhibit B – Indemnification Agreement

Exhibit C – Employee Confidentiality and Inventions Assignment Agreement

Exhibit D – Mutual Statement

Accepted and Agreed:

/s/ Aron M. Knickerbocker

Aron M. Knickerbocker

September 19, 2019

Date

Aron M. Knickerbocker

Exhibit A

TABLE OF EQUITY ACCELERATION

Stock Options

Grant Number	Grant Date	Plan/Type	Shares Granted	Vested Shares*	Unvested Shares*	Shares to Accelerate	Total Vested**
00002812	01/02/2012	2010/NQ	4,186	4,186	-	-	4,186
00002816	07/19/2013	2010/NQ	14,735	14,735	-	-	14,735
00002817	08/22/2014	2013/ISO	15,597	15,597	-	-	15,597
00002818	08/22/2014	2013/NQ	34,403	34,403	-	-	34,403
00002819	08/17/2015	2013/ISO	5,565	5,565	-	-	5,565
00002820	08/17/2015	2013/NQ	69,435	69,435	-	-	69,435
00003099	08/25/2016	2013/ISO	2,287	-	2,287	1,144	1,444
00003100	08/25/2016	2013/NQ	57,713	45,000	12,713	6,357	51,357
00003293	09/08/2016	2013/NQ	50,000	37,500	12,500	6,250	43,750
00003591	02/07/2017	2013/ISO	1,667	-	1,667	834	834
00003592	02/07/2017	2013/NQ	38,333	25,833	12,500	6,250	32,083
00003983	10/20/2017	2013/NQ	150,000	68,750	81,250	40,625	109,375
00004014	02/26/2018	2013/NQ	90,000	33,750	56,250	28,125	61,875
00004840	02/25/2019	2013/NQ	170,000	21,250	148,750	74,375	95,625

TOTALS			703,921	376,004	327,917	163,960	539,964

Restricted Stock Awards

Grant Number	Grant Date	Plan/Type	Shares Granted	Vested Shares*	Unvested Shares*	Shares to Accelerate	Total Vested**
00003724	02/07/2017	2013/RSA	10,310	6,873	3,437	1,719	8,592
00003841	02/07/2017	2013/RSA	5,767	1,922	3,845	1,923	3,845
00004076	02/26/2018	2013/RSA	15,000	5,000	10,000	5,000	10,000
00004687	02/25/2019	2013/RSA	28,000	-	28,000	14,000	14,000
00004947	06/24/2019	2013/PSA	67,400	-	67,400	33,700	33,700
00004948	06/24/2019	2013/PSA	67,400	-	67,400	33,700	33,700
00004949	06/24/2019	2013/PSA	67,400	-	67,400	33,700	33,700
00004950	06/24/2019	2013/PSA	67,400	-	67,400	33,700	33,700
00004951	06/24/2019	2013/PSA	67,400	-	67,400	33,700	33,700

TOTALS			396,077	13,795	382,282	191,142	204,937

* As of the Separation Date.

** Per Agreement.

Aron M. Knickerbocker

Exhibit B

Indemnification Agreement

Aron M. Knickerbocker

Exhibit C

Employee Confidentiality and Inventions Assignment Agreement

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Exhibit D

Mutual Statement